Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 23, 2006 on the financial statements of SmartVideo Technologies, Inc. for the year ended December 31, 2006, included herein on the registration statement of SmartVideo Technologies, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ SHERB & CO., LLP
Certified Public Accountants
Boca Raton, Florida
March 27, 2007